                                                                   EXHIBIT(a)(3)

                         ING VP BALANCED PORTFOLIO, INC.

                              ARTICLES OF AMENDMENT

      ING VP BALANCED PORTFOLIO, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Corporation hereby amends its Articles of Amendment and Restatement as currently in effect (the "Charter"), in accordance with Section Sixth and Section Ninth (g), to re-designate "Class R" shares of stock of the Corporation to "Class I" shares of stock of the Corporation.

      SECOND: The amendments to the Charter of the Corporation set forth in Article FIRST shall apply to all issued and outstanding shares, and all authorized but unissued shares of each portfolio of stock of the Corporation.

      THIRD: Immediately prior to the effectiveness of the Charter amendments set forth in Article FIRST, the shares of stock of the portfolios of the Corporation were designated as follows:

Name of Class of Series                 Number of Shares Allocated
-----------------------                 --------------------------
        Class R                                500,000,000

        Class S                                500,000,000

      FOURTH: Immediately following the effectiveness of the Charter amendments set forth in Article FIRST, the shares of stock of the Corporation are designated as follows:

Name of Class of Series                  Number of Shares Allocated
-----------------------                  --------------------------
         Class I                               500,000,000

         Class S                               500,000,000

      FIFTH: The amendments to the Charter of the Corporation herein set forth were duly approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

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      IN WITNESS WHEREOF, ING VP Balanced Portfolio, Inc. has caused these
Articles of Amendment to be signed in its name on its behalf by its authorized officers who acknowledged that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:                                ING VP Balanced Portfolio, Inc.

/s/ Theresa K. Kelety                   /s/ Michael J. Roland
---------------------------------       ------------------------------------
Name:  Theresa K. Kelety, Esq.          Name:  Michael J. Roland
Title: Secretary                        Title: Executive Vice President and
                                               Principal Financial Officer
Dated: 4-30-04